EX-99.1
                                  Press Release
                                                               November 14, 2002
EXHIBIT INDEX
Exhibit Number  99.1       Winn-Dixie Stores, Inc. Press Release dated
                           November 14, 2002
                           News Release No. 3016.

(NYSE):                    WIN
RELEASE DATE:              NOVEMBER 14, 2002 at 9:05 a.m.
MEDIA CONTACT:             Mickey Clerc, Director of Public Relations,
                           (904) 783-5409
INVESTOR CONTACT:          Rick McCook, Chief Financial Officer, (904) 783-5221


               Winn-Dixie Announces Increase in Earnings Guidance as a Result of the Termination of the Marketplace Bank Agreement

     JACKSONVILLE, FL, November 14, 2002 -- Canadian Imperial Bank of Commerce ("CIBC") announced today the termination of its in-store banking arrangements with Winn-Dixie Stores, Inc. and Safeway Inc. Under the banking arrangement, CIBC operated banks under the name "Marketplace Bank" in 184 Winn-Dixie stores in Florida. Termination of the banking arrangements followed CIBC's decision to substantially reduce or close its U.S. division that operates the Marketplace Bank and Safeway Select Bank.

     Under the terms of the banking agreement, CIBC paid Winn-Dixie a termination fee of $60.0 million. Winn-Dixie will be responsible for the costs associated with the de-installation of the in-store Marketplace Bank locations and other related costs, which are estimated to be approximately $7.3 million.

     Winn-Dixie has not determined whether to seek alternative arrangements for operating banking centers at the 184 stores or other store locations operated by Winn-Dixie and its affiliates. Winn-Dixie continues to operate other banks in various locations under arrangements with operators other than CIBC.

     As a result of termination of the banking agreement with CIBC, in the second quarter of fiscal 2003, the Company will record other income in the amount of $52.7 million ($33.5 million net of tax, or $0.24 per diluted share). The Company will no longer receive rental income and other reimbursements totaling $13.1 million ($8.3 million net of tax, or $0.06 per diluted share) per year as a result of the termination. The cash will be used to fund working capital needs during the holiday season. The recording of this transaction results in the Company increasing its earnings guidance for the 2nd quarter of fiscal 2003 and for the remainder of the year as follows:

                                                    January 8, 2003 June 25, 2003
                                      Low             High                 Low              High

Current Guidance
   Net earnings                   $   57,000         60,000           $    200,000         210,000
   Diluted earnings per share     $   0.40           0.42             $    1.41            1.48

Effect of termination             $   33,465         33,465           $    33,465          33,465
Effect of termination of rental
  and other reimbursement income      (1,573)        (1,573)               (5,357)         (5,357)
                                      ------         ------                ------          ------
    Increase in net earnings      $   31,892         31,892           $    28,108          28,108
    Diluted earnings per share    $   0.23           0.23             $    0.20            0.20

Revised guidance
    Net earnings                  $   88,892         91,892           $    228,108         238,108
    Diluted earnings per share    $   0.63           0.65             $    1.61            1.68

Headquartered in Jacksonville, FL, Winn-Dixie Stores, Inc. (NYSE: WIN) operates more than 1,070 stores in 12 states and the Bahamas. The Company, founded in 1925, is one of the largest food retailers in the nation employing more than 112,500 associates. Al Rowland serves as President and Chief Executive Officer.

For more information, please visit us on the web at www.winn-dixie.com.


Cautionary Statement Regarding Forward-Looking Information and Statements
--------------------------------------------------------------------------------

This news release contains forward-looking information and statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Therefore, this news release should be read in conjunction with the reports the Company has filed with the Securities and Exchange Commission.

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